Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q3 2016 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: FEBRUARY 09, 2016 / 10:00PM GMT

OVERVIEW:
Co. reported 3Q16 revenue of $1.75b, operating income, adjusted for special items, of $190m and non-GAAP EPS from continuing operations of $0.71. Expects FY16 revenue to be down in mid-single digits in constant currency and non-GAAP EPS from continuing operations to be $2.40-2.60. Expects 4Q16 revenue to grow sequentially.

FEBRUARY 09, 2016 / 10:00PM GMT, CSC - Q3 2016 Computer Sciences Corp Earnings Call

CORPORATE PARTICIPANTS
Neil DeSilva CSC - IR
Mike Lawrie CSC - Chairman & CEO
Paul Saleh CSC - CFO

CONFERENCE CALL PARTICIPANTS
James Friedman Susquehanna Financial Group - Analyst
Rick Eskelsen Wells Fargo Securities - Analyst
Bryan Keane Deutsche Bank - Analyst
Joseph Foresi Cantor Fitzgerald - Analyst
David Grossman Stifel Nicolaus - Analyst
Keith Bachman BMO Capital Markets - Analyst
Jason Kupferberg Jefferies LLC - Analyst
Rod Bourgeois DeepDive Equity Research - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC third-quarter 2016 earnings call.

Today's call is being recorded.

For opening remarks and introductions, I would like to turn the call over to Neil DeSilva. Please go ahead, sir.

Neil DeSilva - CSC - IR

Thank you very much and good afternoon, everyone. I'm pleased you've joined us for CSC's third-quarter 2016 earnings call and webcast.

Our speakers on today's call will be Mike Lawrie, our Chairman and Chief Executive Officer, and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast at CSC.com/InvestorRelations, and we've posted some slides to our website which will accompany our discussion today. Please note that we will be filing our 10-Q for the third quarter early next week.

On the slides, on slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q, and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures, which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables included in today's earnings release, as well as in our supplemental slides. Both documents are available on the investor relations section of our website.

Finally, I would like to remind our listeners that CSC assumes no obligation to update the information presented on the call except, of course, as required by law.

And now I would like to introduce CSC's Chairman and CEO, Mike Lawrie. Mike?

Mike Lawrie - CSC - Chairman & CEO

Okay, thank you, everyone. Thanks for dialing in with us here and your interest.

As is my practice, I've got four or five key messages, which I'll go through in summary, and then go into a little more detail before I turn it over to Paul, and then we will respond to any questions that you might have.

Needless to say, the third quarter was a very busy quarter for us and it really marked our successful separation of CSC into two publicly traded industry-leading pure plays. As we had discussed and laid out at our investor day in November, CSC's next phase of transformation will consist of further improvements in our profitability and a return to growth. This transformation will be driven by our next-generation offerings, a moderation in the decline of our legacy business, and inorganic growth from the disciplined acquisition strategy.

The second point is that our third quarter non-GAAP EPS from continuing operations was $0.71, up 16% year over year again, driven by our sustained cost takeout discipline and workforce optimization actions. Our operating margin was 10.9%; this was up 200 basis points year over year, and our preliminary free cash flow is $120 million, representing over 100% of adjusted net income.

Revenue in the third quarter was up slightly sequentially and down 4.9% year over year in constant currency. We saw a moderation in the trends of our legacy business and continued strong growth in our next-generation offerings, consistent with what we outlined at our investor day. Revenue was lower year over year than we had targeted, as we did not see a pickup in consulting, staff augmentation, and project-based work. Think of this as short-term discretionary work, but it did not pick up as we had anticipated.

However, we posted our strongest bookings of the last two years, with $2.7 billion in the quarter, representing a 1.5 book to bill. And several of our contract wins were greater than $100 million in TCV, including three over $200 million, helping us secure our base revenues and adding significant new revenues, which will help position CSC as we return to growth.

My fourth point is that our next-generation offerings also continue to build on their strong momentum, as these offerings grew over 60% year over year, and again, in line with our investor day guidance. We saw particular strength in cloud, which was up 40% year over year, and our next-gen bookings were also strong with aggregate book to bill of 2.2X.

And for FY16, we are now targeting non-GAAP EPS from continuing operations to be in the range of $2.40 to $2.60, and we are targeting our FY16 revenue to be down in the mid single digits in constant currency. Although, we are projecting sequential growth in constant currency in the fourth quarter, and we continue to target free cash flow to be 100% of adjusted net income.

Now let me just go into each one of those points in a little more detail. CSC continues to make progress on our transformation road map. As I discussed at our investor day, this is really a time of unprecedented change in the IT services industry and CSC. And post-separation, CSC is well-positioned to pursue opportunities in the global, commercial, and international public sector markets. During the quarter, we achieved important milestones in our acquisition strategy.

We remain on track to complete our UXC acquisition in Australia by the end of February. And the combination of UXC and CSC will create the number-one IT services provider in the Australian market. UXC brings a strong mix of offerings, with approximately two-thirds of its revenue in applications and next-gen services. In addition, UXC has many clients in the middle market, which complements CSC's traditional strengths with larger clients, and with literally thousands of clients who will give us an opportunity to upsell and cross sell to that base.

In addition, in the third quarter we took a key step closer towards completing the acquisition of Xchanging, and we are now progressing through to the regulatory approval phase of the transaction. Xchanging, as you know, is a leader in the insurance BPO and insurance software business, and it's based in the UK. CSC is the number-one provider of insurance-specific tech services within the global insurance market, and Xchanging allows CSC to extend its leadership with a complementary commercial insurance offering, and differentiated software and intellectual property.

We've already received approval from Xchanging shareholders, and are now, as I said, in the final regulatory stage. Now these acquisitions of UXC and Xchanging are consistent with our strategy of growing our next-gen offerings, expanding our IT and key industry verticals like insurance healthcare and banking, and extending our reach further in the mid-market.

Now just going to my second point in a little more detail, as I said, non-GAAP EPS from continuing operations in the third quarter was $0.71, up 16% year over year, despite the impact of a stronger US dollar, which cost us $0.06 of EPS in the third quarter. In the third quarter, operating margin was up 200 basis points year over year to 10.9%, driven by our ongoing cost takeout and workforce optimization actions. GBS operating margin was 13.1%. This was up 80 basis points sequentially and 30 basis points year over year, again, reflecting our ongoing cost takeout actions.

GIS operating margin was 9.1%, up 170 basis points sequentially and 270 basis points year over year, driven by the benefit of our ongoing contract restructurings, workforce optimization actions, and a net benefit of a contract resolution. And in particular, GIS improved its low-cost mix by 6 percentage points year over year, going from 44.3 to 50.3 of workforce in our lower cost delivery centers. As I said, our preliminary free cash flow is $120 million for the third quarter, which is over 100% of our net income.

Now let me turn to the third point in a little more detail on revenue. In the third quarter, we did see a moderation in the impact of headwinds in our legacy business, and a partial offsetting of that impact by strong performance in our next-generation offerings. Revenue was $1.75 billion in the third quarter, up slightly on a sequential basis and down 4.9% year over year in constant currency. We had targeted our third-quarter revenue to be relatively flat on a year-over-year basis in constant currency and up sequentially.

We had anticipated a pickup in consulting, project-based work, and staff augmentation. Again, think of this as more of our short-term discretionary work. That revenue did not materialize at the level we had anticipated, particularly in the Americas, which as we have said before, is further behind our other geographies in its repositioning towards higher value digital transformation work. Overall in the quarter, however, we did see strong bookings, so we see this quarter's revenue as more a delay in the project initiation or projects starts.

Our global business services revenue was down 2% year over year in constant currency and flat sequentially from our last quarter. In our industry software and solutions segment, revenue was up slightly year over year in constant currency, driven by continued strength in our business process services outsourcing and growth in our banking business.

In consulting, revenue declined 10% year over year in constant currency, reflecting a softness in short-term discretionary work particularly in the Americas. This muted our typical seasonal Q3 pickup in consulting activity. But in other markets where this repositioning is further along, we did see better performance, such as in the UK, where our consulting business was up 10% year over year. And applications revenue was down slightly year over year in constant currency, in part, due to the ongoing shift from staff augmentation to higher-value applications work.

Global infrastructure services revenue was down 7% year over year in constant currency in the quarter, but relatively flat on a sequential basis. We are seeing a moderation in the decline in our legacy business, which is being partially offset by strong growth in our next-generation offerings, consistent with our comments at our investor day and how we laid out the trajectory of this business going forward in the fourth quarter and next year.

Total bookings for the Company in the quarter were our strongest in over two years at $2.7 billion, up 21% year over year and represented a book to bill of 1.5. Bookings were particularly strong in the Americas and in the UK regions. Also healthcare insurance, two key verticals we discussed at our investor day, showed growth of over 40% and over 30% year over year respectively.

GBS bookings of $1.6 billion were up 35% year on year, and represented a very strong book to bill of 1.9X compared to 1.3X a year ago. GBS bookings showed double-digit year-over-year growth in most of our regions and showed particular strength in insurance and healthcare. And GIS bookings of 1 billion were up 4% year over year and represented a book-to-bill of 1.2 X compared to 1X a year ago. And GIS also saw strength in the UK and in its healthcare bookings.

Our next-generation bookings continued to be strong at 2.2 X book to bill, and I will have a little more to say on that in just a moment. We are also seeing improvements on our win rates on larger deals at the $100 million or greater level, as well as in our small and midsize deals. This success, we believe, reflects the sustained focus we have in revamping our customer model to better address the complex digital transformations of our clients.

CSC also added 93 new logos in the quarter, three quarters of which were outside the US. The majority of these new logos were contracts below $10 million in TCV, which is consistent with our land and expand strategy of smaller initial projects, scaling into larger multi-year engagements that leverage our differentiated offerings and delivery capabilities.

Now let me just spend a few more moments on these new offerings before I turn it over to Paul. As I have mentioned, we are continuing to see strong momentum in these next-generation offerings. In aggregate, revenue from our next-generation offerings is up over 60% year over year and up over 30% sequentially, and our book to bill was 2.2X. Cloud revenue was up 40% year over year in constant currency and 19% on a sequential basis, and cloud bookings had a book to bill of 1.5X.

Revenue from our next-generation network offering with our partner AT&T was up threefold year over year and 16% sequentially, and the network book to bill was over 6X. Our storage as a service revenue is up tenfold year over year and double sequentially. MyWorkStyle, our next-generation virtualized desktop offering, saw its revenue more than triple year over year, and both storage as a service and MyWorkStyle had book to bills this quarter of 2X or better.

So the momentum we're seeing with our next-generation offerings is driven by our focus on leading our clients on their journey from legacy environments to next-generation IT infrastructures and applications. A sizable win in the quarter demonstrates this strategy and the success we're having on focus on becoming a services integrator of choice.

A leading insurance client chose CSC to facilitate its transition to cloud. We won this contract and displaced a long-standing incumbent based on our expertise in hybrid cloud solutions, our track record of global delivery, and our unique strategic partnerships with leading technology firms, such as Amazon, in this case.

This win is another example of how CSC is increasing its market share by partnering with other key technology leaders to jointly pursue new business. In fact, year to date, nearly one-third of our bookings have involved one or more of our strategic global alliance partners, and these global alliance partners are now involved in one-half of our qualified pipeline as we look out.

Before I turn the call over to Paul, let me just give you a brief update on our FY16 financial targets. We're now targeting non-GAAP EPS from continuing operations to be $2.40 to $2.60, which reflects our current market conditions and the continuing strengthening of the US dollar. We now expect revenue to be down in the mid-single digits on a constant-currency basis, though we do expect revenue to be up sequentially in the fourth quarter. And as I said, we continue to target free cash flow to be 100% of adjusted net income.

So with that, I will turn it over to Paul and then come back for any questions that anyone may have. Paul?

Paul Saleh - CSC - CFO

Thank you, Mike, and good afternoon, everyone.

Before I review the third quarter, let me cover a few items that are included in our GAAP results, but adjusted for non-GAAP purposes. First, we had $22 million of pretax, or $0.10 per diluted share of CSRA-related overhead costs. Now these costs were historically allocated to our public sector business, but for GAAP purposes, are not included in discontinued operations.

Second, we had a $10 million pretax, or $0.04 per diluted share of benefit related to certain US pension and OPEB plans historically included in CSC's financial results that were transferred to CSRA as part of the separation.

Third, we had a $53-million pretax, or $0.25 per diluted share, of separation, restructuring, and other transaction-related costs in the quarter.

Fourth, we had an interim remeasurement of certain pension plan assets and liabilities in the quarter. The impact of this mark-to-market remeasurement was an actuarial gain of $19 million pretax, or $0.09 per diluted share.

And lastly, we had a cumulative tax valuation impact of $54 million, or $0.38 per diluted share, related to increased deferred tax valuation allowances in the US as a result of the separation of CSRA, and in the UK, as a result of the change in the corporate tax rate in that region.

So collectively, these items represent an impact of $46 million on a pretax basis, or $0.61 per diluted share, which has been excluded from our non-GAAP results for the quarter.

Turning now to our third-quarter results, revenue in the quarter was $1.8 billion, down approximately 4.9% year over year in constant currency. In the quarter, we saw a moderation in the decline of our legacy business, which was partially offset by strong growth in our next-generation offerings.

On a sequential basis, our third-quarter revenue was up slightly. Operating income, adjusted for special items, was $190 million and operating margin on the same basis was 10.9%, up 200 basis points over the prior year, driven by our cost takeout and workforce optimization actions, and particularly, our efforts to reduce labor in high costs locations and address our labor pyramid.

Earnings before interest and taxes adjusted for the special items was $147 million. EBIT margin on that basis was 8.4%, up 140 basis points from a year ago. Our non-GAAP diluted EPS from continuing operations was $0.71, up 16% from a year ago, and the effective tax rate in the quarter was 19.4%, driven by our global mix of income.

Booking in the quarters were $2.7 billion, up 21% year over year, and our overall book to bill was 1.5 times. Year to date, our revenue was $5.3 billion, adjusted operating margin was 9.3%, and our non-GAAP EPS from continuing operations was 1.79, up 18% year over year.

Now let's turn to our segment results. GBS revenue was $886 million in the quarter, down 2.5% year over year in constant currency. Growth in our IS&S business, which was up 1.5% year over year, was offset by modest declined in our applications business and lower consulting revenue.

In the quarter, we did not see the pickup in activity we had anticipated in our consulting and staff augmentation businesses, and that was the case particularly in the Americas. Adjusted operating income for the GBS segment was $116 million in the quarter, adjusted operating margin was 13.1%, up 30 basis points year over year and 80 basis points sequentially, reflecting our disciplined cost focus.

During the third quarter, we purchased a near-shore, low cost facility in Puerto Rico that will help us provide cost-effective, highly secure IT managed services to clients in heavily regulated industries such as banking, insurance, and aerospace and defense. GBS bookings were $1.6 billion in the quarter, up 35% year over year and the GBS book to bill was 1.9 times compared with 1.3 times a year ago.

Turning now to our global infrastructure services, GIS revenue was $864 million in the quarter, down 7% year over year in constant currency. We saw a moderation in the decline of our legacy GIS business and continued strong growth in our next-generation GIS offerings including cloud, network services, and MyWorkStyle.

Adjusted GIS operating income was $79 million in the quarter. Adjusted operating margins was 9.1%, up 270 basis points year over year, reflecting the progress we are making in reducing our headcount in high-cost markets and addressing our labor pyramid. Booking for GIS were $1 billion in the quarter, for a booked to bill of 1.2 times.

Now let me turn to other financial highlights for the quarter. Preliminary free cash flow, which excludes the impact of special restructuring, separation, and other transaction costs is expected to be $120 million in the third quarter, and a reconciliation of free cash flow will be available in our 10-Q, which we're targeting to file early next week. We will be filing our 10-Q a few days later than usual, given the complexity of our CSRA separation and the implementation of our new financial systems in the Americas region.

Cash on hand at the end of the quarter was $1.8 billion, our total debt was $2.7 billion, representing a net debt of approximately $800 million and a total debt to capital ratio of 16.8%. During the quarter, CSC returned $42 million in capital to shareholders, consisting of $10 million in share repurchases and $32 million in dividends. In addition, CSC shareholders received a special dividend of $10.50 per share in aggregate as part of the separation of CSRA.

In closing, let me review our updated financial targets. We're now targeting revenue for the full year to be down in the mid-single digits in constant currency. And currency at this time represents approximately 600 basis points of revenue headwind in FY16. For the fourth quarter, we are currently targeting revenue to be down in the low single digits for the year -- on a year-over-year basis in constant currency, but it will be up sequentially. We're assuming one month contribution from the UXC acquisition and no contribution from the acquisition of Xchanging.

Currency in the fourth quarter represents a headwind of approximately 400 basis points year over year. For the full year of FY16, we are targeting our non-GAAP EPS from continuing operations of $2.40 to $2.60, reflecting higher currency headwinds and the potential impact of lower discretionary spending on our business. Our EPS target assumes a tax rate of about 20% and excludes the impact of special items, such as separation and transaction-related costs. Finally, we continued to target free cash flow to be 100% of adjusted net income.

I will now hand the call back to the operator for our Q&A session.

QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator instructions)

We will take first James Friedman with Susquehanna.

James Friedman - Susquehanna Financial Group - Analyst

At the investors day, you had suggested that the return to growth was more of a ZIP code than a mailbox. I was wondering if you could update your thoughts on that in terms of whether we're headed towards that same or accelerating or decelerating relative to that target.

Mike Lawrie - CSC - Chairman & CEO

Yes, you got the phraseology exactly right, that's good, very good. I think it's very similar to what we said at the investor day. I think we're on track to close the UXC transaction the end of the month, and hopefully, we'll be able to get Xchanging done, barring no difficulties from the regulatory process in April, towards the end of April, maybe early May, but roughly that timeframe. That does began to add a fair amount of revenue.

The other thing is we continue to see the gap close between the decline in our legacy business and the growth of our new offerings. I don't have the exact numbers, but again, I will give you a ZIP code as opposed to a mailbox. A year or so ago, a year-and-a-half ago, we were probably losing $200 million to $300 million a quarter in legacy revenue. And the revenue we were getting from our new offerings was less than $100 million. If I take a look at where we have been in the last couple quarters and this quarter, that gap now has been cut by almost half. So between, assuming that trend continues and based on the book to bills that we're seeing, we expect that to continue. And we did see moderation very consistent with what we talked about in the investor day in our legacy business, particularly GIS. I'd say that crossover point is probably some time middle of next year.

James Friedman - Susquehanna Financial Group - Analyst

Okay, thanks. And then just one follow-up maybe for Paul. How should we be thinking about working capital? I know it's more of a housekeeping question, but is working capital a source or use of capital? And in general, what should we be thinking about capital return priorities for the year?

Paul Saleh - CSC - CFO

I think working capital has been a drag in the past for the Company. Our focus right now is on improving our collection, as we highlighted during our investor day. And that's basically the focus on every one of our businesses. And so we'll be giving you a little bit more guidance on it as the quarter progresses. As far as our capital priorities, I think we outlined them again on our investor day. We first, we continued to invest in the business. In fact, we are actually continuing to increase the investment that we are making in our offerings and with our partners as well. And the second thing is we're continuing to look at acquisitions like we have in the past. Obviously Mike mentioned the UXC and Xchanging; that should keep us busy for the near term, and then the rest of it is a return of capital to the shareholders in the form of buyback and in dividends. In the quarter, we were really out of the market, given the separation for quite some time. But we will continue to resume what you saw us do in the past of returning more capital to the shareholders in the form of repurchases.

Mike Lawrie - CSC - Chairman & CEO

I think the one other follow-up, because you asked a good question. The thing that I've noticed or what's changed a little bit since we spoke at the investor day in November is we have seen some of this discretionary spending, consulting projects and that stuff, as we mentioned. First of all, we have seen some of the start dates be pushed out. So instead of starting this month, it'll get pushed back 60 days or 90 days. We saw --and that was part of what contributed to the third quarter, particularly the Americas. So we definitely have seen, and I don't want to say it's due to the macro environment, but clearly we've seen a little shift in the last 60 days in some of this discretionary spending in the start dates for some of the projects. And we're right now, if I had to bet, I'd say that's going to continue into the fourth quarter. And our outlook and what we are targeting now reflects that shift. But the underlying model that we talked about hasn't changed at all.

James Friedman - Susquehanna Financial Group - Analyst

Thank you.

Operator

Next we have Edward Caso with Wells Fargo.

Rick Eskelsen - Wells Fargo Securities - Analyst

Hi, good evening. It's Rick Eskelsen on for Ed. I just wanted to follow-up on the first question, going back to the inflection point for growth. I believe when you had talked about it at the investor day, the assumption was a smaller amount of inorganic contribution. And now it seems like the crossover point includes the much bigger contribution from those two acquisitions. So maybe if you could focus in on the organic growth and when you think the organic crossover point happens and how that may or may not have changed versus your investor day expectations.

Mike Lawrie - CSC - Chairman & CEO

I don't think it's changed since the investor day. I would say probably the second half, which is what we talked about the investor day on the inorganic. Since then, of course, we have gotten the shareholder approval on Xchanging, which we didn't have in November. And that is a more sizable inorganic, so that does accelerate a little bit. But the trend line, the trend line on this legacy decline and the growth of the newer offerings is right about what we thought it was. We will see whether that trend continues. But certainly through the third quarter, we saw that trend absolutely continue to show itself. So again, I would say if it was just an inorganic by the second half of next year based on this trend line that we're seeing. But with the shareholder approval of Xchanging, I think that will move up, and I think inorganic growth will be a little bigger contributor.

Rick Eskelsen - Wells Fargo Securities - Analyst

Thank you. Then just following up on that the Fixnetix and Fusion acquisitions, I think you expected $75 million to $80 million contribution in the second half. Just want to check if that's changed, and then maybe if you can size what the one-month contribution that you have embedded in the numbers from UXC is. Thank you.

Mike Lawrie - CSC - Chairman & CEO

I think the UXC, Paul, correct me if I'm wrong, was about $25 million, $30 million, something in that range for the fourth quarter, that's the assumption. And the $75 million on Fruition and Fixnetix I think is pretty much in that ballpark for the second half.

Rick Eskelsen - Wells Fargo Securities - Analyst

Thank you very much.

Operator

Next we will move to Bryan Keane with Deutsche Bank.

Bryan Keane - Deutsche Bank - Analyst

Hi guys, just to clarify that then, what is the annual contribution from UXC and Xchanging we can expect once those deals close?

Mike Lawrie - CSC - Chairman & CEO

I can't give you an exact number because we're translating an IFRS revenue stream back to a GAAP revenue stream, so were doing that work now. What I can tell you is we've pretty much locked in now on the synergy case and are working that, but the revenue I just don't have the exact translation yet, because that has to go through a lot of accounting rigor.

Bryan Keane - Deutsche Bank - Analyst

Okay. How about for earnings? What would be the earnings impact that we can expect, will the deals be accretive?

Mike Lawrie - CSC - Chairman & CEO

When we talked about this at investor day, we said that these would be mildly dilutive. What we're trying to do through the synergy case is get those to more of a breakeven. We don't have that yet in any of our numbers in the fourth quarter, obviously. And hopefully, I will have a little better insight into that when we report our full-year earnings, which will be in early May. So assuming that Xchanging does close toward the end of April, early May, we should have a little better handle on the dilution. But the plan was originally that these were going to be slightly dilutive in FY17. And what I'm trying to do is drive a synergy case that would get that to not accretive but not dilutive in FY17.

Bryan Keane - Deutsche Bank - Analyst

Okay, and then just two small items, what percentage of CSC revenues falls under this discretionary bucket that you speak of? And then the next-generation offerings, is there a quarterly revenue number there we're at that you could give us? Thanks so much.

Mike Lawrie - CSC - Chairman & CEO

Yes, I think the next-generation revenue is now approaching, again, these aren't GAAP numbers, but a couple hundred million dollars a quarter. And as I said, the decline is less than $200 million now or less than $300 million on the legacy business that's why this gap has narrowed. On the -- what was the other?

Bryan Keane - Deutsche Bank - Analyst

Just trying to get a handle on the percentage of revenue of discretionary revenue.

Mike Lawrie - CSC - Chairman & CEO

Discretionary, that's a really hard thing to get a handle on, because a lot of our consulting business is systems integration business. It's the deployment of applications. It's the pure consulting projects, so it's a combination of those things. And I wouldn't say it's all discretionary by any means, but the dates by which they can start are often highly discretionary. So again, you get the TCB signing, but the start date to be delayed and pushed out. So that's where the variability -- where the variability comes.

Paul Saleh - CSC - CFO

I will add, generally speaking, our backlog, right if I look back, it's about --represents 80% of the upcoming quarter revenue. And 20% will be solid bill in the quarter. However, as Mike mentioned, it's not just -- don't look at the 20% as just being discretionary, because what we see sometimes is also potential delay in the backlog as people decide to push out maybe their start date on some of the contracts. But generally speaking, those would be -- give you a little bit of a sense of the [sell of bill] within the quarter.

Bryan Keane - Deutsche Bank - Analyst

Okay. Thanks, Mike and Paul.

Operator

We next move to Joseph Foresi with Cantor Fitzgerald.

Joseph Foresi - Cantor Fitzgerald - Analyst

Hi, I was wondering if we could just spend a little bit of time on the bookings versus the short-term slow down. Has that caused bookings to backup a little bit? And maybe we could just dive a little bit into the bookings on both the GBS and GIS sides.

Mike Lawrie - CSC - Chairman & CEO

The bookings on GBS were a little better, and that, frankly, reflects some new deals that we were able to drive in the quarter, particularly around some of our application modernization work and some of the deployment around new applications, as well as our insurance software business. So that was encouraging, because that typically bills earlier than some of the GIS or the bigger outsourcing contracts where we usually have to go through a transition, and you really don't start to book the revenue until you're through the transition. You're really capitalizing the expense, as you know, through the transition and then you take that off the balance sheet to match it against revenue once you get into full operation. The next-gen, things like cloud and cyber, those bookings were pretty consistent with what we've seen in the past. There was really not much different about this quarter than what we saw in the previous quarters. What was a little different this quarter is we saw a little better book to bill in GIS. And some of that was a result of a couple of contracts that we were able to renew and get done in the quarter.

Joseph Foresi - Cantor Fitzgerald - Analyst

Assuming we saw a further slow-down, not just the delay but maybe even some cancellations, do you believe that the next-generation revenues might be at risk from a discretionary perspective?

Mike Lawrie - CSC - Chairman & CEO

No I don't, because again, we could see some delay in the start dates, but I don't see those at risk; those are usually multi-year programs. I cited an example of a large insurance client, and once that gets done, it gets approved by a board, these are all decisions that get board approval because they require capital and they are usually multi-year in nature. So these are not projects that get really stopped. You might have a consulting contract around IT consulting or something in that nature that could get certainly delayed or canceled, but the big stuff, no. The only thing we see in the bigger stuff is sometimes it will get delayed the start date. And as Paul said, you've got 80% of your revenue stream under contract anyway. So if it got worse, if the macro environment got worse, I don't see a huge impact to that formula.

Joseph Foresi - Cantor Fitzgerald - Analyst

Okay, and then last one for me, you talked about the facility in Puerto Rico and I know that you're slimming down the pyramid. Maybe you could just give us an update on that and is there any way to quantify it on the margins side?

Mike Lawrie - CSC - Chairman & CEO

Yes, the center in Puerto Rico we actually bought from a client. So we brought that center from United Technologies. And it's got several hundred people in it. It's got the room to expand, which we are planning to do. And the whole plan there was to take security work, what we call ITAR work, this is for, particularly for our aerospace clients, and being able to move some of that work to that center in Puerto Rico. Puerto Rico has a labor cost that is roughly $0.65 on $1 and has got all of the necessary security, ratings, and certifications so that we can move work that has those security restrictions we can move to a lower cost delivery center. That was the reason we bought it. We are planning to expand it as we go forward and offer that to other clients, particularly aerospace and defense clients.

Joseph Foresi - Cantor Fitzgerald - Analyst

Thank you.

Operator

Next we have David Grossman with Stifel Financial.

David Grossman - Stifel Nicolaus - Analyst

Hi, thank you. Just I wanted to follow up on the bookings. I think, if I'm remembering right, in the second quarter, we had a relatively weak quarter and at the time, we talked about them slippage into the fiscal third quarter. Just curious, did any of that flow over into the third quarter? And if so, how much of the strength in the third quarter reflects some of that?

Mike Lawrie - CSC - Chairman & CEO

You're right. I think a couple hundred million dollars we did not close in the second quarter and that did flow over to the third quarter. I don't know the exact number; it's somewhere in the neighborhood of $200 million and $250 million.

David Grossman - Stifel Nicolaus - Analyst

And then just getting back to the free cash flow, I think, Paul, you said that working capital has been a drag. You're hoping that -- to convert that over the next several months or quarters into more of a tailwind. But, and I'm sorry if this has been discloser already, but can you remind us what the free cash flow number was through the six months on a restated basis? And how we should think about the different components of cash flow, including CapEx, depreciation, et cetera?

Paul Saleh - CSC - CFO

That's a good question. Actually we have not provided the restatement of free cash flow. We indicated that free cash flow would be about 100% of net income, and you should just really work off of that right now. I think post-separation is going to be much easier again to track the free cash flow. It's harder to just really extricate that from prior quarters when NPS was part of the business.

David Grossman - Stifel Nicolaus - Analyst

Do you have any components in terms of CapEx as a percent of revenue or depreciation, just to give us some tools to think about it?

Paul Saleh - CSC - CFO

I think we running, if you remember before, we mentioned it on investor day, was over 8% on the CapEx to revenue. And our objective was to be less than, get down to the 5% or less.

David Grossman - Stifel Nicolaus - Analyst

Okay, and I assume just that amortization and depreciation are an offset to that.

Paul Saleh - CSC - CFO

Correct, and that's where -- but actually even if you look at our result this quarter, I think we're starting to see some of our less capital intensity manifest itself in lower depreciation.

David Grossman - Stifel Nicolaus - Analyst

Got it. And if I could just ask you, Mike, one more question just quickly. I think when you took over four years ago, there were some real structural issues that were impacting the growth of GBS. And setting the macro aside and even mix aside to some extent, I think it's probably a little more difficult than we anticipated to turn that business around. So with that in mind, in your opinion, what is the biggest operational obstacle that still remains to reaccelerate growth in that unit? Again, let's set aside the macro and mix for the moment.

Mike Lawrie - CSC - Chairman & CEO

It's simple: skills, people. That business is highly, highly dependent on a different skill set. So we, for example, the consulting business as we have transitioned that to more of an IT consultancy business, that requires a different set of skills. As we go from staff augmentation to -- which is more bodies on seats, to application modernization, which requires the utilization of pretty sophisticated tool sets and so on and so forth, that requires a different set of skills. As we grow our BPS business in insurance, for example, where we're administering policy, that often requires actuarial skills, just to give you an example. Banking is the same way. Healthcare is the same way. So the drag that we see continuing in that GBS business is the acquisition of skills.

Now believe me, we are driving that very hard. We are hiring 400 or 500 people a week, and a couple hundred people a week are leaving the Company as well. So we're in the middle of a fairly significant transformation of our skills. And a couple quarters ago, I fell on our sword and said we screwed up the whole hiring process. We didn't get enough people to do the billable work. We've got that fixed. Every Thursday morning, I sit down, go through our worldwide demand management for people. We've reduced our backlogs from months to weeks, which is pretty good. But the issue, and we're tracking individual skills, this is all about as you transform the business model of the Company, you have to transform the skill set. That is the biggest challenge we have, the thing probably we spend the most time on. We are making progress on it, but clearly it hasn't gone as fast as we would have liked.

David Grossman - Stifel Nicolaus - Analyst

Very good. Thank you.

Operator

Next we have Keith Bachman with BMO.

Keith Bachman - BMO Capital Markets - Analyst

Hi, thank you. I had two questions, if I could. On the M&A front, for CSC, you have a couple larger deals that you're going to close here shortly and then integrate. Does that suggest you'll have to take a timeout, so to speak, to make sure that you get these integrated appropriately? Or will you still look to do other deals even of comparable size? And then I have a follow-up.

Mike Lawrie - CSC - Chairman & CEO

We're not planning to do anything of that size. We need to get these businesses integrated, get the management teams in place, and we need to make the business plan that we have behind these acquisitions. There may be a couple small deals, $10 million, $15 million, something like that, but not of this scale. We need to get these fully integrated, and we need to drive the revenue. The revenue is critical for us here, as we talked earlier on the Q&A section on the crossover. And we need to get the costs out, so that these can actually help us drive profit growth in the out years. As I said, we don't see a lot of profit growth in the next fiscal year, but they become very important levers for us as we go forward. So no, I'm not planning anything of that size right now.

Keith Bachman - BMO Capital Markets - Analyst

All right, fair enough, Mike. My follow-up would be on GIS. Your constant-currency revenue growth is a little bit lower relative to GBS, but your bookings are actually up year to date. How are you thinking about the growth potential in that particular business as you look over the next couple of quarters? It's really similar to the previous question. With the bookings up higher, what do you need to do to get that business turned around from a top-line perspective?

Mike Lawrie - CSC - Chairman & CEO

Well, what's happening is in those bookings, there's obviously renewals. And those renewals are often at a lower rate than the business that we had previously. Do you follow me? I will give you an example, I'm not going to give you any names here. We signed an outsourcing contract, I think 17 years ago, and the TC value of that was $2.5 billion. We just renewed that recently and it's $600 million, same services. That gives you some idea of what's happened in that IoT market. So that's part of it. What we're doing is we're offsetting that with additional project work or additional offerings. And a lot of our new offerings come in at a lower revenue rate, so for example, MyWorkStyle or cloud. So what we're seeing and is a critical part of the transformation of the GIS business is to establish more of these newer offerings, albeit smaller, but they grow over time. And that is one of the things that in addition to the fact we had so many lousy contracts that are underwater we had to get restructured, that's what takes time in the transition, because you're replacing much bigger deals with a higher volume of smaller deals.

Keith Bachman - BMO Capital Markets - Analyst

Right, right.

Mike Lawrie - CSC - Chairman & CEO

The other thing underneath that is we'll show a TCV of X, but some of this is as a service, so we actually recognize the revenue as it gets built, which is a smaller number on a monthly basis than the old contract, which was over a longer period of time but included the charge-back of capital and everything else. Does that make sense?

Keith Bachman - BMO Capital Markets - Analyst

Yes, it does Mike, many thanks.

Mike Lawrie - CSC - Chairman & CEO

And that's the -- as we've talked about it before, that's the really hard part. But what is encouraging is we are beginning to see some real traction on these deals. And I will tell you, I call out our partners. This big deal we took away is a really big deal we did with Amazon. We closed, it's a lot of deals in the third quarter with Amazon and Microsoft and I talked about AT&T. These are really, really important deals that if we deliver, are going to grow over time.

Keith Bachman - BMO Capital Markets - Analyst

Got it. Thank you, Mike.

Operator

Will move next to Jason Kupferberg with Jefferies.

Jason Kupferberg - Jefferies LLC - Analyst

Thanks, guys. I understand you can't precisely size the revenue contribution from UXC and Xchanging, given the accounting translation. But can you give us a rough estimate, after those deals have closed what percent of your total revenue will be coming from next-gen offerings and what percent of your revenue will still be coming from legacy on-premise infrastructure outsourcing?

Mike Lawrie - CSC - Chairman & CEO

I really don't know exactly. I can tell you that UXC will probably be somewhere after we do the translation back to GAAP of $400 million to $500 million, and Xchanging will be roughly the same ballpark, again that's IFRS accounting for Xchanging, so that will be translated back. So think of this as $800 million to $1 billion, and then you've got, again I'm just giving you a rough idea here, you got a couple hundred million of revenue coming from other next-gen offerings. And then if you look at our IoT business, yes, that dependency on the IoT business is declining. I don't know the exact number, but somewhere probably in the neighborhood of $2.5 billion. So now all of a sudden you've got $1.2 billion or so, [or $200 I'd say], so you take somewhere around $1.5 billion either acquisitions or next-gen revenue against a base of $2.5 billion. You've got it; that's exactly what drives the conversion point.

Jason Kupferberg - Jefferies LLC - Analyst

Okay. And just as a follow-up, the midpoint of the new FY16 EPS guidance looks like the March quarter EPS is flattish with December. I think usually there would be some seasonal strength there, but anything changing with your margin expectations for the year? I understand the top-line dynamics, obviously have changed a little bit.

Mike Lawrie - CSC - Chairman & CEO

There's going to be some fluctuation in the margins. For example, in GIS this quarter, we did have a contract settlement which helped margins. That will be a one-time thing. But the overall trend line is what we talked about the investor day. We're still making investments. We're still investing in these offerings. We have not stopped at all. If anything, we're investing a little more, particularly around training and the tools to drive automation in our GIS business. So we have not backed off that at all.

What is different and what gave us a little more caution, just to be perfectly candid about it, is we have seen a slowdown and a delay of the start dates on some of this discretionary work, and that is new. That is absolutely new from when we met in November. And I don't know what to attribute that to. I've noticed it. I've seen it across the board; that does impact utilization because you put resources in place based on a revenue trajectory, and then what you have to do is you've got to adjust to that. Now we were able to make some adjustments this quarter, but we've got to continue those adjustments if -- in our cost base, if the start dates and some of this discretionary spending continues to not materialize at the level that we had expected. That is the dynamic we've got to manage and that is what gave us a little more caution in the fourth quarter, because those are not things that you turn on a dime. They take a while to do, particularly outside the United States. And we are really seeing some of this discretionary hit in almost every geography.

Jason Kupferberg - Jefferies LLC - Analyst

Any change in your confidence level and any of the long-term financial targets back from the November meeting?

Mike Lawrie - CSC - Chairman & CEO

No, no, no.

Neil DeSilva - CSC - IR

Operator let's take our last question.

Operator

We will take our last question from Rod Bourgeois, DeepDive Equity Research.

Rod Bourgeois - DeepDive Equity Research - Analyst

Hey guys. Hey, two questions that I think are very quick. First, on the tax rate side, can you just give us a view on what you think your normalized tax rate is prior to acquiring Xchanging and then what you expect the tax rate to be after closing on the Xchanging deal?

Mike Lawrie - CSC - Chairman & CEO

Okay, let's just do one at a time. I think, Paul, we're still roughly in the 20% range that we shared.

Paul Saleh - CSC - CFO

Yes, it is.

Mike Lawrie - CSC - Chairman & CEO

Think of this as 18% to 22% if you had a range, but somewhere around 20%. That's what we talked about at the investor day and that hasn't, even post these acquisitions.

Paul Saleh - CSC - CFO

Correct, I think the cash taxes would be below that, slightly below that just because we have the valuation, the NOLs, excuse me, out of the UK. And then one our objectives is to utilize some of those NOLs with the Xchanging, they will help the cash flow. But the provision will be around the 20%.

Rod Bourgeois - DeepDive Equity Research - Analyst

Okay, and then, Mike, just the close it out, clearly the new information here is these discretionary project delays. Can you -- do you attribute it to market forces, to macro environment, or are those CSC-specific issues? Are you able to decipher where it's coming from?

Mike Lawrie - CSC - Chairman & CEO

I think it's a little of both, to be candid. I have certainly seen some caution in the marketplace over the last six or seven weeks. I have just been out really around the last two weeks and have talked to a lot of CIOs and even more over the phone, and I do see some caution. That's one. And then two, there's always issues within CSC. I can tell you that. There's always issues. We don't have the right skills, there's some issues that we should be doing a better job in generating demand. So I would never blame this all on macro issues, but I do think there are some macro issues and I think are some internal issues.

But the positive thing here, just to finish this off is I really feel very comfortable that the game plan that we laid out in a great amount of detail at the investor day, that whole thesis and that whole game plan is very much intact. I feel even more confident now that we have gotten through the shareholder, final shareholder approval of UXC, which actually just occurred this week, and then getting through the shareholder approval with Xchanging. Because those were -- when we met in November, we had planned to do it. We'd put an offer in, but they had not been accepted and we had some competitors that were flying overhead on both of those. So I feel more confident about that. We know how to manage costs; we've demonstrated that. When you have some hiccups here, you have to manage those costs, and it takes you a little time to adjust, but I feel very confident in our ability to do that. So yes, I feel probably just as strong and more confident than I did in November that the longer-term game plan that we outlined is a good one and intact, and we are executing against.

Rod Bourgeois - DeepDive Equity Research - Analyst

All right, thanks.

Neil DeSilva - CSC - IR

Thank you, everyone, for being on the call. We will talk to everyone next quarter.

Operator

Everyone, that concludes our conference call. Thank you all for your participation.